Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Rezolve AI plc of our report dated July 31, 2025, except for Note 3, as to which the date is October 31, 2025, relating to the consolidated financial statements of Crownpeak Intermediate Holdings, Inc. and Subsidiaries, appearing in the Report of Foreign Private Issuer on Form 6-K filed by Rezolve AI plc on December 15, 2025.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ SingerLewak LLP

San Jose, California

December 19, 2025